As filed with the Securities and Exchange Commission on August 7, 2019

Registration No. 333-______

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

MAINSTREET BANCSHARES, INC.

(Exact name of registrant as specified in its charter)

Virginia	81-2871064
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

10089 Fairfax Boulevard, Fairfax, VA	22030
(Address of principal executive offices)	(Zip Code)

MainStreet Bancshares, Inc.

2019 Equity Incentive Plan

(Full Title of the Plan)

Jeff W. Dick

Chairman and Chief Executive Officer

10089 Fairfax Boulevard

Fairfax, Virginia 22030

(703) 481-4567

(Name, address and telephone number, including area code, of agent for service)

Copies to:

Edward Crosland, Esq.

Richard Fisch, Esq.

Jones Walker LLP

1227 25th Street, N.W.

Suite 200

Washington, D.C. 20037

(202) 434-4660

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”):

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share (3)	Proposed Maximum Aggregate Offering Price (3)	Amount of Registration Fee
Common Stock, $4.00 par value per share	650,000 shares(2)	$22.56	$14,664,000.00	$1,777.28

(1)

Includes an indeterminate number of shares which may be necessary to adjust the number of additional shares of Common Stock reserved for issuance pursuant to the MainStreet Bancshares, Inc. 2019 Equity Incentive Plan (the “Plan”) and being registered herein, as the result of a stock split, stock dividend, reclassification, recapitalization, or similar adjustment(s) of the Common Stock.

(2)	Consists of up to 650,000 shares which may be issued upon the exercise of options and upon the vesting of restricted stock awards.
(3)

Estimated solely for the purpose of calculating the registration fee and calculated pursuant to Rule 457(c) based on the average of the $22.81 (high) and $22.30 (low) prices for the Common Stock of the Registrant as reported on the NASDAQ Capital Market on August 1, 2019.

This Registration Statement shall become effective automatically upon the date of filing, in accordance with Rule 462(a) under the Securities Act of 1933.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information. *

Item 2. Registrant Information and Employee Plan Annual Information. *

*

The documents containing the information required by Part I of this Registration Statement will be sent or given to participants in the 2019 Equity Incentive Plan as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”) and the introductory note to Part I of Form S-8. Such documents are not filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424, in reliance on Rule 428. These documents, and the documents incorporated by reference in the Registration Statement pursuant to Item 3 of Part II of this Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

MainStreet Bancshares, Inc. (the “Company”) is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and, accordingly, files periodic reports and other information with the Commission. Reports, proxy statements and other information concerning the Company filed with the Commission may be inspected and copies may be obtained (at prescribed rates) from the Commission’s Public Reference Room, 100 F Street, N.E., Washington, D.C. 20549.

The following documents filed by the Company are incorporated in this Registration Statement by reference (excluding any portion of these documents that has been furnished to and deemed not to be filed with the Commission):

(a) The description of the Company’s securities contained in the Company’s Registration Statement on Form 10, as filed with the Commission on February 15, 2019 (File No. 001-38817) and any amendment or report filed thereafter for the purposes of updating such description;

(b) The Company’s audited financial statements for the fiscal year ended December 31, 2018, as contained in the Company’s Registration Statement on Form 10, as filed with the Commission on February 15, 2019 (File No. 001-38817) and any amendment or report filed thereafter for the purposes of updating such audited financial statements;

(c) The Company’s Current Reports on Form 8-K (in each case other than those portions furnished under items 2.02, 7.01 or 9.01 of Form 8-K) filed with the Commission on April  23, 2019, July 15, 2019 and July  19, 2019.

(d) The Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2019 as filed with the Commission on May 15, 2019 and as amended on Form 10-Q/A as filed with the Commission on July 18, 2019.

(e) The Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2019 as filed with the Commission on August 6, 2019.

(f) The Company’s definitive proxy statement for the 2019 Annual Meeting of Shareholders as filed with the Commission on May 14, 2019.

(g) All other reports filed by the Company pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the audited financial statements referred to in (a) above.

(h) All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14, and 15(d) of the Exchange Act (excluding any portion of these documents that has been furnished to and deemed not to be filed with the Commission), prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not Applicable.

Item 5. Interests of Named Experts and Counsel.

Not Applicable.

Item 6. Indemnification of Directors and Officers.

As permitted by the Virginia Stock Corporation Act, the Company’s articles of incorporation contain provisions that indemnify our directors and officers to the full extent permitted by Virginia law and eliminate the personal liability of our directors and officers for monetary damages to us or our shareholders for breach of their fiduciary duties except to the extent that the Virginia Stock Corporation Act prohibits indemnification or elimination of liability. These provisions do not limit or eliminate the rights of us or any shareholder to seek an injunction or any other non-monetary relief in the event of a breach of a director’s or officer’s fiduciary duty. Furthermore, these provisions apply only to claims against a director or officer arising out of his or her role as a director or officer and do not relieve a director or officer from liability if he or she engaged in willful misconduct or a knowing violation of the criminal law or any federal or state securities law. In addition, the Company’s articles of incorporation provide for the indemnification of both directors and officers for expenses that they incur in connection with the defense or settlement of claims asserted against them in their capacities as directors and officers. This right of indemnification extends to judgments or penalties assessed against them.

Further, the Company may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee, or agent of the Company or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity or arising out of his status as such, whether or not the Company would have the power to indemnify him or her against such liability under the provisions of the articles of incorporation. The Company has limited its exposure to liability for indemnification of directors and officers by purchasing directors’ and officers’ liability insurance coverage.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, or the Securities Act, may be permitted to our directors, officers, and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment of expenses incurred or paid by a director, officer or controlling person in a successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to the court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Item 7. Exemption From Registration Claimed.

Not Applicable.

Item 8. Exhibits.

Regulation S-K Exhibit Number	Document	Reference to Prior Filing or Exhibit No. Attached Hereto

4.1	Form of Common Stock Certificate	*

5.1	Opinion of Jones Walker LLP	Attached as Exhibit 5.1

10.1	MainStreet Bancshares, Inc. 2019 Equity Incentive Plan	Attached as Exhibit 10.1

10.2	Form of Restricted Stock Award Agreement	Attached as Exhibit 10.2

10.3	Form of Incentive Stock Option Award Agreement	Attached as Exhibit 10.3

10.4	Form of Non-Qualified Stock Option Award Agreement	Attached as Exhibit 10.4

23.1	Consent of Jones Walker LLP	Contained in Exhibit 5.1

23.2	Consent of Yount, Hyde & Barbour, P.C.	Attached as Exhibit 23.2

24.1	Power of Attorney	Contained on Signature Page

*	Incorporated herein by reference to Exhibit 4.1 to the Company’s Registration Statement on Form 10 as initially filed with the Commission on February 15, 2019, (File No. 001-38817).

Item 9. Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do no apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report, to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X is not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

(d) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

INDEX TO EXHIBITS

Exhibit	Description

4.1	Form of Common Stock Certificate (1)

5.1	Opinion as to legality

10.1	MainStreet Bancshares, Inc. 2019 Equity Incentive Plan

10.2	Form of Restricted Stock Award Agreement

10.3	Form of Incentive Stock Option Award Agreement

10.4	Form of Non-Qualified Stock Option Agreement Form

23.1	Consent of Jones Walker LLP (included in their opinion filed as Exhibit 5.1)

23.2	Consent of Yount, Hyde & Barbour, P.C.

24.1	Power of Attorney (included as part of signature page)

(1)	Incorporated herein by reference to Exhibit 4.1 to the Registration Statement on Form 10 as initially filed with the Commission on February 15, 2019, (File No. 001-38817).

SIGNATURES

The Registrant. Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this Registration Statement on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the town of Fairfax in the Commonwealth of Virginia, on the 7th day of August, 2019.

MainStreet Bancshares, Inc.

By:	/s/ Jeff W. Dick
Jeff W. Dick
Chairman and Chief Executive Officer
(Duly Authorized Representative)

POWER OF ATTORNEY

We, the undersigned directors and officers of MainStreet Bancshares, Inc., do hereby severally constitute and appoint Jeff W. Dick or Thomas J. Chmelik, each as our true and lawful attorney and agent, to do any and all things and acts in our names in the capacities indicated below and to execute any and all instruments for us and in our names in the capacities indicated below which said Jeff W. Dick or Thomas J. Chmelik may deem necessary or advisable to enable MainStreet Bancshares, Inc., to comply with the Securities Act of 1933, as amended, and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with the Registration Statement on Form S-8 relating to the registrant, including specifically, but not limited to, power and authority to sign, for any of us in our names in the capacities indicated below, the Registration Statement and any and all amendments (including post-effective amendments) thereto; and we hereby ratify and confirm all that said Jeff W. Dick or Thomas J. Chmelik shall do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities indicated as of the date indicated.

/s/ Jeff W. Dick	/s/ Elizabeth S. Bennett
Jeff W. Dick Chairman and Chief Executive Officer (Principal Executive Officer)	Elizabeth S. Bennett Director Date: August 7, 2019
Date: August 7, 2019

/s/ Charles C. Brockett	/s/ Russell Echlov
Charles C. Brockett Director	Russell Echlov Director
Date: August 7, 2019	Date: August 7, 2019

/s/ Paul Thomas Haddock
Darrell Green Director	Paul Thomas Haddock Director
Date: ___________, 2019	Date: August 7, 2019

/s/ Patsy I. Rust	/s/ Terry M. Saeger
Patsy I. Rust Director	Terry M. Saeger Director
Date: August 7, 2019	Date: August 7, 2019

/s/ Thomas J. Chmelik
Thomas J. Chmelik Senior Executive Vice President, Chief Financial Officer and Director (Principal Financial and Accounting Officer)
Date: August 7, 2019